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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                                   THE BYLAWS
                                       OF
                       PERICOM SEMICONDUCTOR CORPORATION
                            a California corporation

     The undersigned, John Chi-Hung Hui hereby certifies that:

     1. He is the duly elected and acting Secretary of Pericom Semiconductor Corporation, a California corporation (the "Corporation").

     2. Effective September 10, 1997, Section 1.1 of the Bylaws of the Corporation was amended to read in its entirety as follows:

               "Section 1.1 Principal Office.
               ------------------------------

               The principal executive office of the corporation shall be located at such place as the Board of Directors may from time to time authorize. If the principal executive office is located outside this state, and the corporation has one or more business offices in this state, the Board of Directors shall fix and designate a principal executive office in the State of California."

     3. Effective September 10, 1997, the first paragraph of Section 4.1 of the Bylaws of the Corporation was amended to read in its entirety as follows:

               "The officers of the corporation shall consist of the President, the Secretary and the Chief Financial Officer, and each of them shall be appointed by the Board of Directors. The corporation may also have a Chairman of the Board, one or more Vice-Presidents, a Controller, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed by the Board of Directors, or with authorization from the Board of Directors by the President. The order of the seniority of the Vice Presidents shall be in the order of their nomination, unless otherwise determined by the Board of Directors. Any two or more of such offices may be held by the same person. The Board of Directors may appoint, and may empower the President to appoint, such other officers as the business of the corporation may require, each of whom shall have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine."

IN WITNESS WHEREOF, the undersigned has set his hand hereto this 1997. 10th day of September, 1997

                                                       _________________________
                                                       John Chi-Rung Rui
                                                       Secretary